Exhibit 99.1

FOR IMMEDIATE RELEASE

RF Industries Reports Fourth Quarter and Fiscal Year 2025 Financial Results

SAN DIEGO, CA, January 14, 2026 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced financial results for the fourth quarter and fiscal year ended October 31, 2025.

Fourth Quarter Fiscal 2025 Highlights and Operating Results:

●	Net sales were $22.7 million, an increase of 23% from $18.5 million year-over-year and an increase of 15% from $19.8 million in the third quarter of fiscal 2025.
●	Backlog of $15.5 million at quarter-end on fourth quarter bookings of $18.5 million. As of today, the backlog stands at $12.4 million.
●	Gross profit margin was 37%, an improvement of approximately 600 basis points from 31% in the prior year quarter.
●	Operating income was $903,000, an improvement from operating income of $96,000 year-over-year.
●	Consolidated net income was $174,000, or $0.02 per diluted share, an improvement from a consolidated net loss of $238,000, or $0.02 per diluted share year-over-year.
●	Non-GAAP net income was $2.1 million, or $0.20 per diluted share, compared to non-GAAP net income of $394,000, or $0.04 per diluted share, in the fourth quarter of fiscal 2024.
●	Adjusted EBITDA was $2.6 million, up from $908,000 year-over-year.

Fiscal 2025 Highlights and Operating Results:

●	Net sales were $80.6 million, an increase of 24% from $64.9 million year-over-year.
●	Gross profit margin was 33%, an improvement of approximately 400 basis points from 29% for fiscal year 2024.
●	Operating income was $1.8 million, a major swing from the $2.8 million operating loss in fiscal 2024.
●	Adjusted EBITDA was $6.1 million, up from $838,000 in the prior-year period.
●	Cash and cash equivalents at year end were $5.1 million.
●	Inventory decreased 7% to $13.7 million year-over-year through designed improvements to procurement and supply chain processes.

See "Note Regarding Use of Non-GAAP Financial Measures," "Unaudited Reconciliation of GAAP to non-GAAP Net Income (Loss)," "Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA" and the description of bookings and backlog below for additional information.

Management Commentary

“I am extremely pleased with our team’s performance in the fourth quarter. Net sales were $22.7 million, an increase of 23% year-over-year.  In the past several quarters, we have discussed how our strategic transformation continued to deliver operating leverage and it really showed up in Q4.  Our quarterly results were diverse by customer, product, and market segment with solid contributions across our broad portfolio.  That mix and the increase in sales produced gross margins of 37%, exceeding our 30% near-term target, and Adjusted EBITDA of $2.6 million was 11.5% of net sales, above our goal of 10%.  We controlled our fixed costs while driving strong sales growth and that execution led to increased profitability,” said Robert Dawson, Chief Executive Officer of RF Industries.

“Our results accelerated throughout the year, and for the full 2025 fiscal year, net sales were $80.6 million, a 24% increase compared to fiscal year 2024.  Gross margins for the year were 33% compared to 29% in the prior year, and we delivered adjusted EBITDA of $6.1 million, a huge increase compared to $838 thousand in Adjusted EBITDA in fiscal 2024. With these improved results, we reduced our net debt by $4.6 million compared to the same period last year.”

“Fiscal 2025 feels like a breakout year for RFI and we hope to continue that momentum into FY2026.  While the general operating environment continues to have its share of uncertainties and increased costs, our team plans to continue to execute our long-term strategic plan to squarely position RFI from a product seller to a technology solutions provider.  In fiscal 2026, we remain intensely focused on diversifying our end markets, driving further customer and market penetration, and launching new products and solutions that will help deliver another year of the strong sales growth and profitability that our operating model is capable of producing. I’m proud of our team and appreciate their hard work and commitment to delivering on our goals and driving shareholder value,” concluded Dawson.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today, January 14, 2026, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fiscal fourth quarter and full year 2025 financial results. To access the live call, dial 877-545-0320 (US and Canada) or 973-528-0002 (International) and give the participant access code 602471. A live audio webcast of the call will also be available on the Investor Relations section of RFI’s website at www.rfindustries.com and will be archived for replay.

About RF Industries

Connecting the next generation with tomorrow's technology, RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components used in commercial applications such as RF connectors and adapters, RF passives including dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in New York, Connecticut, and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to future events. Forward-looking statements include, among others, statements concerning our expectations about profitability, revenues, industry trends, markets and demand for our products, backlog, financial goals, growth opportunities and the expected benefits and desirability of our products, in each case which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: our cash and liquidity needs; our ability to continue as a going concern; non-compliance with terms and covenants in our credit facility; changes in the telecommunications industry and materialization and timing of expected network buildouts; timing and breadth of new products; our ability to realize increased sales; successfully integrating new products and teams; our ability to execute on our go-to-market strategies and channel models; our reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; our ability to expand our OEM relationships; our ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; our ability to maintain strong margins and diversify our customer base; our ability to initiate operating efficiencies, cost savings and expense reductions; our ability to address the changing needs of the market and capitalize on new market opportunities; our ability to add value to our customer’s needs; the success of any product launches; and our ability to increase revenue, gross margins or obtain profitability in a timely manner. Further discussion of these and other potential risks and uncertainties may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our unaudited condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) and non-GAAP earnings (loss) per share, basic and diluted (non-GAAP EPS).

We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance by excluding certain non-cash and other one-time expenses that we believe are not indicative of our operating results.

In computing Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, non-cash and other one-time charges, severance, amortization expense and provision from income taxes. For Adjusted EBITDA, we also exclude depreciation and interest expense. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as provides us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Non-GAAP financial measures are subject to limitations and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

In addition, we have included order bookings and backlog in this earnings release. Bookings represent new orders that have been received inclusive of any modification or cancellation of previous orders. Backlog represents orders that have been received where revenue has not been recognized as of the specified date. We believe both Bookings and Backlog are indicators of future revenues that the Company expects to generate based on orders that management believes to be firm.

RF Industries Contact: Peter Yin SVP and CFO (858) 549-6340 rfi@rfindustries.com IR Contact: Donni Case Financial Profiles, Inc. (310) 622-8224 RFIL@finprofiles.com

Source: RF Industries

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RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	Oct. 31,	Oct. 31,
	2025	2024
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,079	$839
Trade accounts receivable, net	14,871	12,119
Inventories	13,735	14,725
Other current assets	1,284	1,430
TOTAL CURRENT ASSETS	34,969	29,113

Property and equipment, net	4,229	4,813
Operating right of use asset, net	13,848	15,265
Goodwill	8,085	8,085
Amortizable intangible assets, net	10,264	11,908
Non-amortizable intangible assets	1,174	1,174
Other assets	477	688
TOTAL ASSETS	$73,046	$71,046

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$10,746	$8,045
Line of Credit	7,836	8,197
Current portion of operating lease liabilities	2,054	1,848
Income taxes payable	260	-
TOTAL CURRENT LIABILITIES	20,896	18,090

Operating lease liabilities	16,699	18,680
Deferred tax liabilities	247	210
TOTAL LIABILITIES	37,842	36,980

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 10,713,801 and 10,544,431 shares issued and outstanding at October 31, 2025 and October 31, 2024, respectively	107	106
Additional paid-in capital	28,050	26,988
Retained earnings	7,047	6,972
TOTAL STOCKHOLDERS' EQUITY	35,204	34,066

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$73,046	$71,046

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,
	2025	2024	2025	2024
	(unaudited)	(audited)	(unaudited)	(audited)

Net sales	$22,686	$18,453	$80,586	$64,857
Cost of sales	14,335	12,670	53,850	45,986

Gross profit	8,351	5,783	26,736	18,871

Operating expenses:
Engineering	858	723	2,982	2,782
Selling and general	6,590	4,964	21,969	18,912
Total operating expenses	7,448	5,687	24,951	21,694

Operating income (loss)	903	96	1,785	(2,823)

Other expense	(251)	(304)	(972)	(980)

Income (loss) before provision for income taxes	652	(208)	813	(3,803)
Provision for income taxes	478	30	738	2,796

Consolidated net income (loss)	$174	$(238)	$75	$(6,599)

Earnings (loss) per share - Basic	$0.02	$(0.02)	$0.01	$(0.63)
Earnings (loss) per share - Diluted	$0.02	$(0.02)	$0.01	$(0.63)

Weighted average shares outstanding:
Basic	10,692,169	10,526,429	10,647,587	10,481,835
Diluted	10,980,051	10,526,429	10,770,802	10,481,835

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Net Income (Loss)
(In thousands, except share and per share amounts)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,
	2025	2024	2025	2024
Consolidated net income (loss)	$174	$(238)	$75	$(6,599)
Provision from income taxes	478	30	738	2,796
Stock-based compensation expense	231	180	871	924
Non-cash and other one-time charges	855	-	978	145
Severance	-	-	51	56
Amortization expense	410	422	1,643	1,688
Non-GAAP net income (loss)	$2,148	$394	$4,356	$(990)

Non-GAAP earnings (loss) per share:
Basic	$0.20	$0.04	$0.41	$(0.09)
Diluted	$0.20	$0.04	$0.40	$(0.09)

Weighted average shares outstanding
Basic	10,692,169	10,526,429	10,647,587	10,481,835
Diluted	10,980,051	10,526,429	10,770,802	10,481,835

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,
	2025	2024	2025	2024
Consolidated net income (loss)	$174	$(238)	$75	$(6,599)
Stock-based compensation expense	231	180	871	924
Non-cash and other one-time charges	855	-	978	145
Severance	-	-	51	56
Amortization expense	410	422	1,643	1,688
Depreciation expense	204	210	819	848
Other expense	251	304	972	980
Provision from income taxes	478	30	738	2,796
Adjusted EBITDA	$2,603	$908	$6,147	$838